AGREEMENT OF SALE

               THIS AGREEMENT OF SALE ("Agreement") made and entered as of the 30th day of September, 1999, by and between MICHIGAN COLLEGE BOOK COMPANY, INC., a Michigan corporation ("Michigan Book"), NED'S BERKELEY BOOK COMPANY, INC., a California corporation ("Ned's Book"), NED SHURE, FRED SHURE and JACK
BARENFANGER (individually and collectively referred to as the "Shareholders"), all of whom are residents of Michigan and shareholders of Michigan Book and Ned's Book (Michigan Book and Ned's Book are herein referred to individually and collectively as "Seller"), and NEBRASKA BOOK COMPANY, INC., a Kansas corporation (herein the "Buyer").

               W I T N E S S E T H:

               WHEREAS, Shareholders own all of the issued and outstanding shares of capital stock of Seller;

               WHEREAS, Seller conducts a college bookstore business operating under the trade names and at the locations identified on EXHIBIT 1 attached hereto and incorporated herein, and conducts a used college textbook wholesale business (hereinafter collectively referred to as the "Business"); and

               WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the assets owned by Seller and in any way used in or connected with the operation of the Business, real and personal, tangible and intangible, and the parties hereto have reached an understanding with respect to the sale by Seller and the purchase by Buyer of all of such assets of Seller.

               NOW, THEREFORE, FOR VALUABLE CONSIDERATION, it is agreed as follows:

        1. PURCHASE PRICE; PROPERTY. Seller shall sell to Buyer, and Buyer shall purchase from Seller, in reliance upon the covenants, representations, and warranties of Seller and Shareholders contained herein and subject to the terms and conditions of this Agreement, the Property (as hereinafter described). The "Purchase Price" shall be an amount equal to the sum of (a) Eight Million Dollars ($8,000,000), plus (b) the Inventory Price as described in SECTION 2 hereof.

        1.1 PAYMENT OF PURCHASE PRICE. The Purchase Price, as set forth hereinabove, shall be paid to Seller as follows:

               A. GOOD FAITH DEPOSIT. Contemporaneous with the execution of this Agreement, Buyer shall deposit the sum of Five Hundred Thousand Dollars ($500,000) (the "Deposit') with National City Bank of Michigan/Illinois, of Lansing, Michigan (the "Escrow Agent"), pursuant to the terms of the Deposit Escrow Agreement attached hereto as EXHIBIT 2.

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               B. CLOSING PAYMENT. At the Closing, Buyer shall pay to Seller, in immediately available funds, the Purchase Price, less the sum of (i) the Deferred Consideration as described in SUBSECTION 1.1C below, (ii) the amount of accounts payable of Seller assumed by Buyer as described in SECTION 3.2 hereof, and (iii) all sums due from Seller to Buyer as of the Closing Date. Subject to the terms of SECTION 13 hereof and the Deposit Escrow Agreement, the Deposit shall be paid to Seller at Closing and credited to Buyer as a portion of the Purchase Price.

               C. DEFERRED CONSIDERATION. At Closing, Buyer shall pay to the Escrow Agent the sum of (i) Two Hundred Fifty Thousand Dollars ($250,000) plus
(ii) an amount equal to claims received by Buyer, or an agent appointed by Buyer for that purpose, under the California Uniform Commercial Code - Bulk Sales Law (the "Act") pursuant to the notice given in accordance with Sections 6104(b) and 6105 of the Act (hereinafter referred to as the "Deferred Consideration") to be held in an interest bearing account of Seller's choosing and payable pursuant to the terms of this Agreement and the Final Escrow Agreement attached hereto as
EXHIBIT 3.

        (i) Six (6) months after the Closing Date, the amount of Deferred Consideration which exceeds the sum of One Hundred Thousand Dollars ($100,000) plus the amount of Claims (as defined in ARTICLE 12 hereof) asserted prior to the date of such disbursement, shall be paid to Seller by the Escrow Agent.

        (ii) One (1) year after the Closing Date, the remaining balance of the Deferred Consideration, less the amount of any additional Claims asserted prior to the date of such disbursement, shall be paid to Seller by the Escrow Agent.

        1.2 PROPERTY. Seller shall sell, assign, transfer and convey to Buyer, free of all liens, pledges, claims and encumbrances of any kind, nature or description, as more particularly set forth herein, all right, title and interest in and to all of the assets associated with the Business, including, without limitation, the following:

        (a) all good and saleable inventory and merchandise (including inbound inventory in transit);

        (b) all real property owned by Seller and all leasehold interests for the retail and warehouse facilities together with all leasehold improvements and fixtures related thereto, as described on EXHIBIT 1 (the "Leased Premises");

        (c) all tangible personal property owned by Seller which are utilized in the Business, such as equipment, vehicles, tools, supplies, furniture, and fixtures, and which are substantially listed on the attached EXHIBIT 4;

        (d) all intellectual property, including (A) patents, trademarks, service marks, trade dress, logos, trade names (specifically including the trade names "Ned's Bookstore" and "Ned's deN" and all other trade names identified on EXHIBIT 1), and corporate names and registrations and applications for registration thereof; (B) copyrights and registrations and applications for registration thereof; (C) computer


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        software,  data,  and  documentation,  trade  secrets  and  confidential
        business   information   (including   ideas,   formulas,   compositions,
        inventions, know-how, designs, plans, proposals, copyrightable works, financial , marketing, and business data, pricing and cost information, business and marketing plans); (D) customer and supplier lists and information; (E) other proprietary rights; (F) copies and tangible embodiments thereof (collectively referred to herein as "Intellectual Property");

        (e) prepaid expenses, goodwill and going concern value; and

        (f) merchandise vendor credits as described in SECTION 1.5 hereof; claims, deposits, sales orders, prepayments and refunds

(all of which assets shall be collectively referred to as the "Property"). It is the intention of the parties that Buyer obtain all of the assets of Seller presently used in or connected with the Business other than the "Excluded Assets", as described in SECTION 1.3 hereof.

        1.3 EXCLUDED ASSETS. The following assets are specifically excluded from the sale: cash; accounts receivable; bank holding company investment; real property which is used in the Business (and described on the Disclosure Schedule as provided in SECTION 5 hereof) and owned by Shareholders; cash vendor credits as described in SECTION 1.5 hereof; and the items described on EXHIBIT 5 which constitute property of a personal nature to Shareholders which are not operating assets of the Business.

        1.4 CASH REGISTER BALANCES. At Closing, Buyer shall reimburse Seller for the amount of cash constituting the opening cash register balance at the opening of business of each retail store on the Closing Date (which cash shall remain in the registers in the ordinary course of business). The amount at each store shall be based on Seller's customary opening cash balance.

        1.5 MERCHANDISE VENDOR CREDITS. At Closing, Seller shall deliver to Buyer a list of its vendor credits which are subject to collection in exchange for merchandise only and not for cash (the "merchandise vendor credits"), which list is subject to approval by Buyer. Within fifteen (15) days after the end of each calendar month following Closing, Buyer shall reimburse Seller for the amount of Seller's merchandise vendor credits which were used by Buyer during such prior month against amounts otherwise due from Buyer to the vendors based on such list. Seller shall retain all vendor credits for which the credit may be collected in cash (the "cash vendor credits"), and Buyer shall have no obligation to assist Seller in the collection of cash vendor credits.

        2. INVENTORY PRICE. The Inventory Price shall be determined by taking a physical count of the good and saleable inventory of the Business as of the date immediately preceding the Closing Date and applying the valuation methodology set forth on the attached EXHIBIT 6. Representatives of Seller and Buyer shall jointly conduct the physical count of the inventory of the Business, to be evaluated by Buyer according to the provisions of this Agreement. Any costs which are payable to third parties related to the physical count of inventory shall be shared equally by Buyer and Seller.


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

        3.  LIABILITIES OR OBLIGATIONS.

        3.1 NO ASSUMPTION. Except as expressly set forth in SECTION 3.2 hereof, Seller shall pay promptly, and Seller and Shareholders shall jointly and severally indemnify Buyer for the payment of, all liabilities and fulfill all obligations, debts, leases, and liabilities of Seller not expressly assumed by Buyer hereunder as and when the same become due and payable. Buyer shall assume only the liabilities and obligations of Seller which are specifically set forth on EXHIBIT 7 and those described in SECTION 3.2 hereof (herein collectively referred to as the "Assumed Liabilities"). Other than the Assumed Liabilities, Seller shall satisfy, and Buyer does not and will not assume and will not discharge or be liable or responsible for, any debts, liabilities, or obligations of Seller, including, without limitation, any (i) liabilities or obligations of Seller with respect to any transactions occurring after the Closing; (ii) sales, transaction or use tax arising from this transaction; (iii) payroll, income, or employment tax or other liabilities or obligations of Seller incurred in connection with the operation of the Business prior to Closing or the sale of the Property; (iv) amounts due to trade vendors (except those described in SECTION 3.2 and listed on EXHIBIT 7), all of which shall be settled promptly by Seller, but in any case before any Deferred Consideration is paid from escrow to Seller; (v) all obligations under the leases for the Leased Premises for taxes, common area charges, insurance, utilities and other similar obligations and items of additional rent which accrue prior to the Closing Date but are not yet payable thereunder; and (vi) contingent liabilities or obligations of Seller; or (vii) contracts, written or oral, involving or affecting the Business, except those expressly assumed by Buyer. Shareholders shall indemnify and hold Buyer harmless from any debt, liability, or obligation of Seller, other than the Assumed Liabilities.

        3.2 ASSUMED ACCOUNTS PAYABLE. Buyer shall have the right to assume the payment of accounts payable of Seller to certain suppliers of new textbooks as set forth on EXHIBIT 7 which identifies such creditors and the amount due to them. Seller and Buyer shall mutually work to obtain the consent of such creditors to the assumption of liability by Buyer and release of Seller from liability therefor. This schedule will be updated as of the Closing Date and shall be subject to the approval of both Seller and Buyer. The amount of such assumed accounts payable shall result in a corresponding decrease in the amount of the Purchase Price equal to the amount of the assumed accounts payable.

        4. CLOSING; POSSESSION. The closing of this sale shall take place on or about November 1, 1999, and as of close of business on October 31, 1999, or as soon thereafter as the parties may mutually agree, which date is herein referred to as the "Closing Date" or the "Closing", provided that the Closing Date shall be extended for a reasonable period of time to permit Seller to cure any default hereunder as provided in SECTION 13 hereto. Closing shall occur at a location in Ann Arbor, Michigan, which is mutually determined by the parties.

        A. PRORATIONS. If the effective date of Closing is on a day other than the last day of a calendar month, the parties shall pro-rate on a per diem basis expenses of prepaid rent and insurance paid for the month that Closing occurs, and obligations related to the Contracts to be assumed by Buyer.

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

        B. POSSESSION; RISK OF LOSS. Seller shall deliver possession of the Property to Buyer on the Closing Date. Risk of loss to the Business and the Property shall be upon Seller until the Closing and thereafter shall be upon Buyer. Until Closing, Seller shall continue in force all insurance now in force on the Business.

        5. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS. Except as otherwise qualified in the schedule attached hereto as EXHIBIT 8 (herein referred to as the "Disclosure Schedule") (such qualifications making specific reference to the respective (sub)section of this Agreement to which they apply), Seller and Shareholders, and each of them jointly and severally, represent and warrant to Buyer, its successors and assigns, that the following representations and warranties are true and correct in all material respects, and shall be true and correct in all material respects at and as of the Closing Date (except for factual changes in the information contained in the Disclosure Schedule or attachments hereto occurring after the execution of this Agreement and before Closing, which changes shall be noted on amendments to such information at Closing, subject to the reasonable review and approval by Buyer):

        5.1 ORGANIZATION, POWER AND QUALIFICATION. Michigan Book is a corporation duly organized, validly existing and in good standing under the laws of Michigan. Ned's Book is a corporation duly organized, validly existing and in good standing under the laws of California. Seller has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted; to execute, deliver and perform its obligations hereunder; to consummate the transactions contemplated thereby, and to convey the Property as required hereby. Each Seller is qualified to do business and is in good standing in every jurisdiction in which a failure to do so could have an adverse effect on its assets, business or prospects. The states in which Seller is qualified to do business as a foreign corporation are listed on the Disclosure Schedule.

        5.2 AUTHORIZATION. The execution and delivery by Seller of this Agreement and each other document to which either is a party executed in connection herewith, and the performance of each of its obligations hereunder and thereunder, have been duly authorized and approved by all necessary corporate action prior to the date of this Agreement. This Agreement and each other document to which either Seller or Shareholders is a party executed in connection herewith have been duly and validly executed and delivered by Seller or Shareholders, as the case may be, and constitute a valid and binding obligation of Seller or Shareholders, as the case may be, enforceable against it or them in accordance with its terms. No approval of any other person is required for the performance of Seller's or Shareholders' obligations hereunder.

        5.3 FINANCIAL STATEMENTS. Reference is made to Seller's (i) financial statements for the years ending December 31, 1998 and 1997 (the "Annual Statements") , (ii) interim statement for the period of January 1 through July 31, 1999 (the "Interim Statement") and (iii) the monthly interim financial statements to be delivered by Seller to Buyer pursuant to SECTION 7.3 hereof (the "SECTION 7.3 Statements"). The Annual Statements, Interim Statement and the
SECTION 7.3 Statements are referred to collectively as the "Financial Statements." The Annual Statement and Interim Statement are attached hereto as


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

EXHIBIT 9, and the SECTION 7.3 Statements shall be attached to the updated Disclosure Statement as an exhibit. Seller shall cause the Financial Statements to be formatted to report on the Business separately from all other activities of Seller, such format to be made by including three columns. The first column will report Seller's amounts on the Financial Statements; the second column will report adjustments of amounts which are not related to the Business, and the third column will report amounts applicable solely to the Business net of such adjustments. Except as described on the Disclosure Schedule, the Financial Statements have been prepared in conformance with [modified accrual basis] applied on a consistent basis throughout the entire periods covered thereby; are true, correct and complete in all material respects; and are consistent with the books and records of Seller (which books and records are true, correct and complete in all material respects). The Financial Statements fully and accurately reflect the assets, liabilities, cash flow, results of operations and financial condition of the Business as of the date of the respective statements; the Business has been run only in the normal and ordinary course since such date; and since January 1, 1999, there has been no change in the accounting methods or practices followed by Seller or any change in the amortization policies or rates theretofore adopted by Seller.

        5.4    TITLE AND CONDITION OF ASSETS.

               (a) Except for the exceptions identified on the Disclosure Schedule, Seller owns and has good marketable title to all of the Property, and as of the Closing Date, free of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever. Transfer of the Property from Seller to Buyer will vest Buyer with good and valid title to the Property, free of all liens, encumbrances, claims and charges whatsoever, except as set forth on the Disclosure Schedule.

               (b) All the tangible and intangible assets necessary for and utilized in the operation of the Business are included in the Property described in SECTION 1.2 hereof, and Shareholders do not own or have any claim with respect to any such tangible or intangible assets, except those assets set forth in the Disclosure Schedule.

               (c) The Property consisting of fixtures and tangible personal property utilized in the operation of the Business as of the Closing Date: (i) is in good operating condition and repair, normal wear and tear excepted; (ii) is adequate for the uses to which they are being put and for the continued conduct of the Business after the Closing in substantially the same manner as prior to Closing; and (iii) conforms to all applicable statutes, ordinances and regulations now in effect relating to their use and operation. Except as set forth in the Disclosure Schedule, none of the Property is subject to any written or unwritten commitment or other arrangement for their use by any third party which is not terminable within 30 days.

        5.5 LIABILITIES. The Disclosure Schedule sets forth a list of all secured liabilities of Seller related to the Business as of September 29, 1999 setting forth the name and amount due to each such creditor and a true and correct copy of any financing statements relating to such indebtedness, which list shall be updated as of the Closing Date. Any liens affecting the Property


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

shall be terminated or released at the Closing except those specifically assumed by Buyer. All unsecured liabilities related to the Business shall have been paid or otherwise satisfied on or before Closing, except to the extent that the same are due after Closing, in which event Seller shall satisfy the same when due in accordance with the terms thereof. Seller has no liabilities (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller) except for (i) liabilities set forth on Financial Statements and (ii) liabilities which have arisen in the ordinary course of business after the most recent fiscal period reflected in the Financial Statements, none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand). Shareholders shall indemnify and hold Buyer harmless from any debt, liability, or obligation of Seller, other than the Assumed Liabilities.

        5.6  REAL  ESTATE  AND  LEASES.  There is set  forth  in the  Disclosure
Schedule a brief description of all real estate (including buildings and improvements) owned by Seller according to the character of the property and the location thereof, together with a legal description of such real estate. Seller has good and marketable title to such owned real estate in fee simple free and clear of any encumbrances whatsoever except as set forth on the Disclosure Schedule or the lien of current taxes not yet due and payable. There is also set forth in the Disclosure Schedule a brief description (including in each case the monthly rental payable, the expiration date, a brief description of the property covered and the name of the lessor, including for each lessor in which Seller has, directly or indirectly, any beneficial interest, the name and extent of such interest and name thereof) of every lease or agreement (written or oral) under which Seller is lessee of, or holds or operates, any property, real or personal, owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Seller nor any other party thereto is in default under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice would constitute such a default or permit termination, modification, or acceleration thereunder. There are no disputes, oral agreements, or forbearance programs in effect as to any lease. To Seller's and Shareholders' knowledge, the real property and the buildings thereon owned or utilized by Seller in the conduct of the Business do not violate any present building, zoning or other laws or ordinances, or any agreements applicable thereto, and no notice of any such violation has been received by Seller (it being understood that Seller is not assuming additional responsibility other than obligations for which it otherwise would have been liable). Such real estate and improvements presently are, and at Closing will be, structurally sound to Seller's knowledge, in operating condition and repair (ordinary wear and tear excepted), and have been duly maintained in accordance with normal industry practice and applicable laws, rules, and regulations (it being understood that Seller is not assuming additional responsibility other than obligations for which it otherwise would have been liable).

        5.7 DISCLOSURE OF AGREEMENTS. There are no presently existing contracts or commitments affecting the Property, the Leased Premises, or the Business other than the leases for the Leased Premises, supply contracts, service contracts and the other contracts which are described on EXHIBIT 10 (the "Contracts"). The Contracts constitute legal, valid and binding obligations of


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the respective parties thereto, are in full force and effect on the date hereof, and neither Seller nor any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Contract, the termination of which could have a material adverse effect upon Seller, the Property, the Leased Premises, or the Business. Correct and complete copies of all written Contracts have been given to Buyer. Other than the Contracts, there is no presently existing contract, loan, guarantee, lease, or other commitment with respect to the Business or the Property extending beyond the Closing Date. Seller is not a party to any written or oral agreement for the franchise operation, lease, agreement, service, sale or encumbrance of the Property, or for any item comprising the Property which is not set forth on EXHIBIT 10.

        5.8 INVENTORY. The inventory and merchandise to be conveyed to Buyer is merchantable and fit for the purpose for which it was procured, and any of which is slow-moving, obsolete, damaged, or defective have been appropriately reflected in the inventory pricing consistent with the inventory valuation methodology set forth on EXHIBIT 6. All such inventory is good and saleable as priced in the ordinary course of business.

        5.9 PERMITS. The Disclosure Schedule contains a listing of all federal, state and local licenses, permits, franchises, certificates, approvals and authorizations held by Seller and/or Shareholders for the conduct of the Business, all of which Seller and/or Shareholders shall assign to Buyer, to the extent lawfully assignable, without charge on the Closing Date. The Business as presently conducted does not require any other license, permit, franchise, certificate, approval or other authorization from any governmental body, whether federal, state, local or foreign, which has not been obtained.

        5.10   ENVIRONMENTAL PROVISIONS.  With respect to the Leased Premises:

               (i) No claim, lawsuit, agency proceeding, or other legal, quasi-legal or administrative challenge is pending or threatened against Seller and/or Shareholders concerning the Leased Premises, the operation of the Leased Premises, or the existence of any hazardous substances thereon.

               (ii) Except as set forth in the Disclosure Schedule, the Leased Premises have never been used by Seller and/or Shareholders for any industrial or commercial operation that utilizes hazardous substances (other than those commonly used in the Business such as bleach, batteries, and copier fluid, it being understood that Seller is not being released of any responsibility or obligation for which Seller and/or Shareholder otherwise would have been liable), and to Seller's and Shareholders' knowledge which knowledge shall not require investigation, the Leased Premises have never been used by anyone other than Seller for any industrial or commercial operation that utilizes hazardous substances (other than those commonly used in the Business such as bleach, batteries, and copier fluid, it being understood that Seller is not being released of any responsibility or obligation for which Seller and/or Shareholder otherwise would have been liable).


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

               (iii) Except as set forth in the Disclosure  Schedule,  there has been no spill, discharge, release, deposit, or emplacement of any hazardous substance on the Leased Premises, whether in containers or other impoundments, or directly in the lands or waters of the Leased Premises by Seller and or Shareholders (other than those commonly used in the Business such as bleach, batteries, and copier fluid, it being understood that Seller is not being released of any responsibility or obligation for which Seller and/or Shareholder otherwise would have been liable), and to Seller's and Shareholders' knowledge which knowledge shall not require investigation, there has been no such spill, discharge, release, deposit, or emplacement of any hazardous substance on the Leased Premises by anyone other than Seller (other than those commonly used in the Business such as bleach, batteries, and copier fluid, it being understood that Seller is not being released of any responsibility or obligation for which Seller and/or Shareholder otherwise would have been liable).

               (iv) Except as set forth in the Disclosure Schedule, to Seller's and Shareholders' knowledge which knowledge shall not require investigation, there is no asbestos-containing or other hazardous materials in the structures on the Leased Premises.

               (v) Except as set forth in the Disclosure  Schedule,  to Seller's and Shareholders' knowledge which knowledge shall not require investigation, no electrical transformers, fluorescent light fixtures or other electrical equipment containing PCBs have been affixed or installed on or in the Leased Premises.

               (vi)  Except as set  forth in the  Disclosure  Schedule,  neither
        Seller nor Shareholder has caused any storage tanks, barrels, sumps, impoundments, or other containers or equipment (movable or fixed) for the containment of hazardous substances in, on or under any part of the Leased Premises (other than those commonly used in the Business such as bleach, batteries, and copier fluid, it being understood that Seller is not being released of any responsibility or obligation for which Seller and/or Shareholder otherwise would have been liable), and except as set forth in the Disclosure Schedule, to Seller's and Shareholders' knowledge which knowledge shall not require investigation, there are no storage tanks, barrels, sumps, impoundments, or other containers or equipment (movable or fixed) for the containment of hazardous substances in, on or under any part of the Leased Premises (other than those commonly used in the Business such as bleach, batteries, and copier fluid, it being understood that Seller is not being released of any responsibility or obligation for which Seller and/or Shareholder otherwise would have been liable).

               (vii) No governmental entity has served upon Seller or Shareholders or, to Seller's and Shareholders' knowledge, upon any landlord with respect to any Leased Premises, any notice claiming any violation of any statutes, ordinance, or regulations or noting the need for any repair, construction, alteration, or installation with respect to the Leased Premises and hazardous substances or requiring any change in the means or methods of those conducting operations thereon.

               (viii) With respect to all operations of the Business by Seller, Seller has, at all times, complied with all federal, state and local laws, ordinances and regulations relating to and involving (A) industrial hygiene or to environmental conditions on, under or about such real estate, including, but not limited to, soil and groundwater conditions; and (B) the use, generation, manufacture, storage, disposal and transportation of hazardous materials.

Notwithstanding the representations and warranties under this SECTION 5.10 hereof, neither Seller nor Shareholders are assuming any responsibility or obligations for which they otherwise would not have been liable.

        5.11 CLAIMS. Except as set forth in the Disclosure Schedule, no person or party employed in connection with the Business has any claim under which Seller or the Business has any liability under any health, sickness, disability, medical, surgical, hospital or similar benefit plan or arrangement (whether legally binding or not) maintained by Seller, which is not fully covered by insurance maintained with reputable, financially responsible insurers or pursuant to any worker's compensation or similar law.

        5.12 ABSENCE OF CERTAIN CHANGES. Since January 1, 1999, there has not been: (i) any material adverse change in the Business, condition (financial or otherwise), results of operations, assets or liabilities of Seller and/or the Business; (ii) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Business, the Property, or financial condition of Seller; (iii) any increase in the compensation, commissions or perquisites payable or to become payable by Seller to any employee or agent of Seller except those incurred in the ordinary course of the operation of the Business consistent with past practice, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of Seller except those incurred in the ordinary course of the operation of the Business consistent with past practice, (iv) other than in the ordinary course of the operation of the Business, any cancellation of the debts owed to or claims held by Seller; (v) other than in the ordinary course of the operation of the Business, any sale, lease, abandonment or other disposition by Seller or Shareholders of any real property or of any machinery, equipment or other operating properties, or any intangible assets utilized in the Business; or (vi) any notice given to Shareholders or a management or executive employee of Seller that any customer involving annual sales in excess of $1,000 has discontinued or intends to discontinue doing business with Seller and/or the Business, or substantially reduce the volume of such business. In addition, Seller shall not make or cause any such changes in the Business through the Closing Date, and they shall report all such changes they become aware of in writing to Buyer pursuant to the notice provisions set forth in SECTION 14.2 of this Agreement.

        5.13 TAX RETURNS. Proper, accurate, and complete applicable state, local, and federal income, personal property, franchise, payroll, sales, use, and other tax returns of Seller have been or will be filed by Seller for all fiscal years and periods ending prior to the Closing Date and all such taxes, if any, payable for such years have, and on the Closing Date will have been paid or adequate provision made therefor; and no unexpired waivers, executed by Seller of the statute of limitations with respect to such taxes are in effect; to the extent any such taxes or returns therefore are due after the Closing Date,

Seller covenants and agrees to properly prepare and file any such returns and to pay, or make arrangements to pay, any tax due in connection with Seller's operation of the Business and the Property prior to the Closing Date; there are no outstanding or unsatisfied deficiency assessments with respect to any such taxes affecting the Business or the operation thereof. There are no tax liens on any of the properties or assets of Seller.

        5.14 NO ACTIONS. Neither Seller nor Shareholders is in violation of any law or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders and restrictions applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety), which violation would have a material adverse effect upon the Property, the Leased Premises, the Business, or the financial condition or results of operation of Seller or their right to conduct the Business as presently conducted, nor has Seller received any notice of noncompliance. There are no lawsuits, proceedings, claims or governmental investigations pending or threatened against, or involving Seller, Shareholders, the Property, the Leased Premises or the Business. There is no basis known to Seller or Shareholders for any action which would have an adverse effect upon Seller, the Property, the Leased Premises, the Business, or the financial condition or results or operations of Seller or their right to conduct the Business as presently conducted. There are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Seller which could adversely affect the assets, liabilities, financial condition, or operations of Seller or their right to conduct the Business as presently conducted or which would impair the transfer or free use of their assets.

        5.15 ABSENCE OF RESTRICTIONS. The execution and delivery of this Agreement by Seller and Shareholders and the consummation of the transactions contemplated hereby:

                (i) Do not conflict with or result in a breach of any of the terms, provisions, or conditions of the Articles of Incorporation or Bylaws of Seller;

               (ii) Do not violate any provision or rule of law or impair any legally enforceable rights of any third party;

               (iii) Are not contrary to any existing order of any court or administrative agency to which either Seller or Shareholders is subject; or

               (iv) Do not conflict with, violate, result in a breach of the terms and conditions of, accelerate any provision of, constitute a default under, or constitute an event which with notice or the lapse of time or both would become a default under or result in the creation of any lien, security interest, charge or encumbrance upon the Property, any lease, contract, mortgage, note, bond, indenture, license, security or loan agreement, or other agreement or other instrument to which Seller is a party or by which Seller or the Property may be bound or affected; and the consummation of this transaction will not accelerate, nor permit the acceleration of, any commitment or obligation of Seller.

        5.16 COMPLIANCE. Seller and Shareholders have complied and are complying with all applicable statutes, laws, ordinances, orders, rules and regulations promulgated by any federal, state, or local governmental authority relating to the use, operation, and conduct of the Business and the Property; there are no violations of any such statute, ordinance, order, rule or regulation, and there are no such statutes, ordinances, orders, rules or regulations outstanding which require further actions or expenditures by Seller or Shareholders, or by Buyer upon transfer of the Property to it based upon conditions existing prior to Closing, in respect to the Property or the Business; neither Seller nor Shareholders have received any notice of alleged violation of any applicable zoning regulation or order, OSHA regulation or order, building code regulation or order, or other law, order, regulation or requirement relating to the Property or the Business.

        5.17   LABOR MATTERS.  Seller:

               (i) Is not a party to any collective bargaining agreement covering or relating to any of its employees, and has not recognized, is not required to recognize, and has not currently received demand for recognition by any collective bargaining representative;

               (ii) Except as set forth on the Disclosure Schedule, is not a party to any oral or written contract with any of its employees, which is not terminable at will by it or its assignee without breach, premium or penalty;

               (iii) Has not promulgated any pension, profit sharing, retirement, stock purchase, stock option, deferred compensation or other plan providing similar benefits to any employees which shall become, in whole or in part, the obligation of Buyer by reason of this transaction;

               (iv) Has complied with applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages or hours, and its hiring, firing and employment practices, which, if not complied with, would have an adverse effect on the Business;

               (v) Has complied with applicable laws, rules and regulations relating to withholding any payment of employment taxes and contributions, and has withheld any payments required by law or agreement to be withheld from the wages or salaries of its employees, and is not liable for the arrears of wages or for any tax or penalty for failure to comply with the foregoing; and

               (vi) Has not engaged in any unfair labor practice, and is not a party to any material controversies, pending or threatened, between it and any of its employees, which, if not complied with, would have an adverse effect on the Business.

        5.18 EMPLOYEE BENEFITS. For purposes of this Agreement, the term "Employee Plan" includes any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including without limitation, any pension plan ("Pension Plan") as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan"), whether or not any of the foregoing is funded, and whether written or oral, (a) to which either Seller is a party or by which either is bound or (b) with respect to which either Seller has made any payments or contributions, or may otherwise have any liability (including any such plan or arrangement formerly maintained by either Seller).

               (i) There are no Employee  Plans  other than those  listed in the
        Disclosure  Schedule,   and  Seller  has  never  been  a  party  to  any
        multi-employer plan.

               (ii) No Pension Plan to which Seller is a party is a "defined benefit plan" as defined in ERISA.

               (iii) Each Employee Plan, the administrator and fiduciaries of each Employee Plan, and Seller has at all times complied in all material respects with the applicable requirements of ERISA, including but not limited to the fiduciary responsibilities imposed by ERISA, HIPAA (the Health Insurance Portability and Accountability Act of 1996, and any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law. No lawsuits or complaints to, or by, any person or governmental entity have been filed or are pending and neither Seller nor Shareholders has knowledge of any state of facts or contemplated event which could give rise to any such lawsuit or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

                      (A)  Seller  has  filed or  caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required by any government agency, federal, state and local (including, without limitation, the Internal Revenue Service and the Department of Labor) with respect to each Employee Plan.

                      (B) Seller has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary descriptions and reports, as are required under Title 1 of ERISA and/or the Internal Revenue Code, as amended ("Code").

                      (C) Seller is not delinquent as to contributions or payments to or in respect of any Employee Plan.

               (iv) With respect to each Employee Plan, there has not occurred, nor is any person or entity contractually bound to enter into, any transaction giving rise to any tax under Section 4975 of the Code or
        Section 406 of ERISA, or liability under Section 502(i) of ERISA.

               (v) The financial statements for each Employee Plan accurately reflect the financial condition and funding of the Employee Plan as of the date of such financial statements, and no adverse change has occurred with respect to the financial condition or funding of the Employee Plan since the date of such financial statements. A description of each financial statement is set forth on the Disclosure Schedule for each Employee Plan, or if there is no financial statement, it is so noted.

               (vi) Buyer will not be legally obligated or required to make contributions to any Employee Plans or assume any liability in respect to any present or former employee of Seller, or otherwise incur any present or continuing liability to any present or former employee of Seller as a result of acquiring the Property.

        5.19 INTELLECTUAL PROPERTY. Seller owns or has the right to use all Intellectual Property necessary for the conduct of its business as presently conducted without infringing upon or conflicting with the rights of others, and Seller has not received any notice from a party claiming such an infringement or conflict; and neither Seller nor Shareholders is aware of any facts or circumstances which would indicate that such an infringement or conflict could exist. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. To Seller's and Shareholders' knowledge, Seller has taken all action that it deemed to be necessary or desirable to protect each item of Intellectual Property that it owns or uses. All such patents, trademarks, trade names, service marks and franchises are described on the Disclosure Schedule and Seller's interest therein is similarly described.

        5.20 Y2K COMPLIANCE. Seller has taken reasonable and prudent action to assure that the Business will not be materially affected by any products, equipment or software failing to be year 2000 compatible, and to Seller's and Shareholders' knowledge, the operation of the Business will not be materially adversely affected by failure to be year 2000 compatible.

        5.21 CONFLICTS OF INTEREST. No Seller, Shareholders, or director, officer or employee of Seller, controls or is an employee, officer, director or agent of any corporation, firm, association, partnership, limited liability company or partnership, or other business entity which is a competitor, supplier or customer of Seller.

        5.22 NO BROKER. Except for McKinley Associates, no person, firm or corporation has acted in the capacity of broker or finder on Seller's or Shareholders' behalf to bring about the negotiation or consummation of this Agreement or the purchase of any assets of Seller, and Seller is solely responsible for payment of the fee to McKinley Associates.

        5.23 DISCLOSURE; CAPACITY. Seller and Shareholders have disclosed to Buyer all facts material to the assets, liabilities and the Business, and responded to all inquiries and requests for information made by Buyer. No representation or warranty of Seller or Shareholders made hereunder or in the Disclosure Schedule or in any certificate, statement, or other document delivered by or on behalf of Seller or Shareholders hereunder contains any untrue statement or omission of a material fact which would cause the general interpretation of the statements to be misleading in any material respect. Copies of all documents referred to on the Disclosure Schedule have been delivered or made available to Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder. All representations and warranties by Seller and
Shareholders hereunder are made from knowledge acquired after reasonable investigation and discussions with the Shareholders and the officers, directors, managers and key employees of Seller.

        6. BUYER'S WARRANTIES AND REPRESENTATIONS. Buyer warrants and represents to Seller, its successors and assigns, that the following representations and warranties are true and correct in all material respects, and shall be deemed remade at and as of the Closing Date:

        6.1 ORGANIZATION. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Kansas; has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted; to execute this Agreement and to deliver and perform its obligations hereunder; and to consummate the transactions contemplated thereby. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

        6.2 AUTHORIZATION. At the Closing, Buyer shall deliver to Seller certified copies of the resolution of the Board of Directors of Buyer authorizing the execution of this Agreement and all said documents.

        6.3 KNOWLEDGE OF CLAIMS. Buyer has no knowledge of any Claims which would result in any Damages to Buyer immediately subsequent to Closing as provided in ARTICLE 12 of this Agreement except as set forth in the certificate described in SECTION 9.2D of this Agreement.

        7. PRE-CLOSING COVENANTS. From the date of this Agreement until the Closing Date, Seller shall:

        7.1 ORDINARY COURSE. Operate the Business in the ordinary course, and in connection therewith, all its business activities, including, without limitation, each of the following activities shall be operated in the ordinary course: ordering merchandise; maintaining usual and customary inventory levels; collecting accounts receivables; payment of expenses; continuation of general business and promotional activities; keeping the Business and the Property substantially intact including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees; and Seller will not dispose of any capital assets of the Business except in the ordinary course of business, nor agree to any significant contract or order for capital expenditures to be performed or incurred after Closing, without the prior written consent of Buyer;

        7.2 RIGHT TO INSPECT. Afford Buyer the right to conduct any inspections or investigations with respect to the Business and the Property, either by its own personnel or by utilizing a third party. Representatives of Buyer shall have free access to the business and records pertaining to the Business in order that Buyer may have full opportunity to make such investigation as it shall desire of the affairs of Seller relating to its assets, liabilities and the Business, provided that Buyer provides Seller reasonable prior notice of its desire to such access; and such activities by Buyer shall not interfere with Seller's normal business operations. Each party hereto shall have the right to make copies of all books and records received or retained by the other party hereunder;

        7.3 INTERIM FINANCIAL STATEMENTS. Within twenty-five (25) days after the end of each calendar month prior to Closing, deliver to Buyer a copy of the internally prepared financial statements and a report on results of operation for each location of the Business and consolidating statements (such statement being herein referred to as the "SECTION 7.3 Statements");

        7.4 SUBSEQUENT EVENTS. Immediately give written notice to Buyer of any fact or circumstance which would materially change or affect the Business, the Property or the accuracy of any representation or warranty in this Agreement, but such notice shall not relieve Seller or Shareholders of their liabilities or obligations with respect thereto;

        7.5 LEASE EXTENSIONS AND ASSIGNMENTS. Obtain (i) an assignment of each lease or sublease of the Leased Premises; (ii) provide such information and assistance as shall be reasonably requested by Buyer with respect to entering into a written lease for such Leased Premises in form and substance satisfactory to Buyer to become effective on or before the Closing Date, and a reasonable extension of the term thereof with respect to Neb's C.O.B. Bookstore at 10 N. Adams Street, Ypsilanti, Michigan; and (iii) a lease or sublease with respect to all other locations of the Leased Premises used in the Business, including those referenced in SECTION 10.8 hereof.

        7.6 EMPLOYEE RELATIONS. Make no changes in the salaries, fringe benefits or perquisites of any officer or employee, without the prior written consent of Buyer; provided that Seller may give bonuses payable at or prior to Closing, and after prior written notice to Buyer, may provide annual raises (not to exceed 3% individually) given in the ordinary course of business, without the consent of Buyer.

        7.7 PERMITS AND LICENSES. Provide reasonable assistance to Buyer related to the assignment or issuance of any permits or licenses necessary for Buyer to operate the Business and the Leased Premises in its present manner from and after Closing;

        7.8 NOTICES AND CONSENTS. Give any notices to third parties, with a copy to Buyer, and use its best efforts to obtain any third party consents that Buyer may request in connection with the matters pertaining to the Business disclosed or required to be disclosed in the Disclosure Schedule; and

        7.9 EXCLUSIVITY. Not, on its own behalf or by or through Shareholders, solicit, initiate, or encourage, either on its own or by or through any agent, the submission of any proposal or offer from any person relating to any (A) merger or consolidation, (B) acquisition or purchase of securities or assets, or
(C) any similar transaction or business combination involving Seller, the Business or the Property or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

        7.10 BULK SALES ACT COMPLIANCE. Provide to Buyer, no later than October 6, 1999, the information required by Sections 6104(a) and 6105(a) of the California Uniform Commercial Code - Bulk Sales.

        8. EMPLOYEES. Seller shall deliver to Buyer a true, complete, and accurate list of all of the officers and regular, full-time employees of Seller and their respective annual rates of compensation as of the date of this Agreement. Buyer shall have no obligation to interview or hire any of Seller's present employees. Seller shall be liable and responsible for any and all claims, causes of action and damages which such employees may have as a result of this transaction, including without limitation severance or termination payments. Notwithstanding the foregoing, Seller hereby consents and approves that Buyer may interview and hire any of the present employees of the Business. In the event that Buyer hires any of Seller's employees, Seller shall be liable and responsible for salary and all fringe benefits and termination rights to which such employees may be entitled up to the Closing Date.

        8.1 RETENTION OF KEY PERSONNEL. Seller and Shareholders will assist Buyer to identify and hire key operating personnel of the Business.

        8.2 RESTRICTION ON HIRING. For a period of three (3) years after Closing, neither Seller nor Shareholders shall employ or hire any employee of the Business other than the Shareholders without the prior written consent of Buyer, which consent shall not be unreasonably withheld,.

        9.   DELIVERIES AT CLOSING.

        9.1 DELIVERIES BY SELLER. At Closing, Seller and Shareholders shall deliver, or cause to be delivered to Buyer, the following:

        A. TITLE TRANSFER DOCUMENTS. Documents of transfer to the Property in due and proper form to convey good and marketable title to Buyer, free of all liens, encumbrances, restrictions, and charges whatsoever, or if such Property is not owned by Seller, to convey the interest of Seller therein. Seller shall generally convey the Property by delivering to Buyer a General Assignment and Bill of Sale wherein Seller warrants its title to the Property. Seller shall further execute and deliver such further documents as may be necessary or advisable to effectuate the transfer of all items constituting the Property, together with proper warranties.

        B. OPINION OF COUNSEL. An opinion of Seller's legal counsel, dated the Closing Date, in a form and substance as set forth on EXHIBIT 11.

        C. CORPORATE CERTIFICATES A certificate executed by the Shareholders and the President and directors of Seller, dated the Closing Date, the truth and accuracy of which shall be a condition to Buyer's obligation to consummate the transactions contemplated herein, to the effect that other than as described on the Disclosure Schedule, and certifying in such detail as Buyer may specify to the fulfillment or satisfaction of the conditions set forth in this Agreement, including, without limitation, the following:

        (i) there is no action, suit or other proceeding pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction; and

        (ii) each of the conditions of closing specified in SUBSECTIONS 10.1 through SUBSECTION 10.3, inclusive, is satisfied in all respects.

        D. LEASES ASSIGNMENTS. Leases or assignment of leases for the existing places of business for the locations identified on EXHIBIT 1, each in form and content satisfactory to Buyer.

        E. CHANGES IN COMPENSATION. A list of all changes in compensation, commissions or perquisites payable or to become payable by Seller to any salaried employee of the Business since January 1, 1999, and a list of all bonuses paid or payable as described in the Disclosure Schedule.

        F. CONSENTS. All consents or approvals of the third parties identified on the Disclosure Schedule identified under SUBSECTION 5.7 hereof.

        G. ORDINARY COURSE OF BUSINESS. A written description of actions taken by Seller out of the ordinary course of business as described in SUBSECTION 7.1 hereof.

        H. CORPORATE DOCUMENTS. A copy of the following documents certified by the respective Secretaries of Seller: the By-laws of Seller, and the resolutions of the Board of Directors and shareholders of Seller authorizing this Agreement and sale; and the current Articles of Incorporation of Seller together with a Certificate of Good Standing, each certified by the Secretary of State of the state of organization of Seller.

        I. COVENANTS NOT TO COMPETE. Non-competition agreement substantially in the form attached hereto as EXHIBIT 12 from each Seller, each Shareholder, each member of the immediate family of the Shareholders (for the consideration from Buyer herein paid as the Purchase Price), and Dennis Webster.

        J. ESTOPPEL CERTIFICATES. Estoppel certificates, in form and content satisfactory to Buyer, executed by the landlords of each of the real estate properties associated with the Business, verifying that each lease is in full force and effect, the remaining term and extension periods, rent payments are current, amount of security deposit, that no defaults of landlord or tenant exist, and waiving any landlord liens.

        K. FURTHER ASSURANCES. At and following the Closing, Seller and Shareholders, without further consideration, shall execute and deliver such other certificates, documents and instruments and take such further actions as Buyer may reasonably request in order to complete and perfect the transactions contemplated herein.

        9.2 DELIVERIES BY BUYER. At the Closing, Buyer will deliver, or cause to be delivered, the following:

        A. CONSIDERATION. The Purchase Price on the terms provided herein, and certificate with respect to adoption of the resolutions referenced in SUBSECTION
6.2 hereof.

        B. COVENANTS NOT TO COMPETE. Non-competition agreement substantially in the form attached hereto as EXHIBIT 11 with each Seller, each Shareholder, each member of the immediate family of the Shareholders, and Dennis Webster, and the first payment under the covenant not to compete agreement with Dennis Webster.

        C. BOARD RESOLUTION. A certified copy of the resolution of Buyer's Board of Directors authorizing and approving this Agreement and the consummation of each and every transaction contemplated by this Agreement, together with a certificate of incumbency certified by Buyer's Secretary.

        D. ACCURACY OF REPRESENTATIONS; PERFORMANCE OF COVENANTS. A certificate signed by an officer of Buyer, the truth and accuracy of which shall be a condition to Seller's obligation to consummate the transactions contemplated herein, to the effect that (i) the representations and warranties of Buyer contained in this Agreement are true and correct as of the Closing Date; provided that Buyer shall list any exceptions to the representation set forth in
SECTION 6.3 in said certificate; and (ii) that Buyer has duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

        E. FURTHER ASSURANCES. At and following the Closing, Buyer, without further consideration, shall execute and deliver such other documents and instruments and take such further actions as Seller may reasonably request in order to complete and perfect the transactions contemplated herein.

        10. CONDITIONS TO BUYER'S OBLIGATIONS. All obligations of Buyer under this Agreement are subject to the fulfillment at Closing of each of the following conditions:

        10.1 Seller's and Shareholders' representations and warranties contained in this Agreement are true and correct in all material respects at the time of Closing as though such representations and warranties were made at such time.

        10.2 Seller and Shareholders shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller and Shareholders prior to or at Closing.

        10.3 Between the date of the most recent Financial Statement and the Closing, no material adverse change shall have occurred in the condition of the Business, the Leased Premises, or the Property.

        10.4. Buyer shall be reasonably satisfied that the Business has been conducted only in the ordinary course from and after the date of the most recent Financial Statement through the Closing Date.

        10.5 Seller and  Shareholders  shall make all  deliveries  described  in
SECTION 9.1 of this Agreement, and Seller shall provide verification to Buyer that all sales, use, withholding, payroll, and other taxes related to the Business are paid current.

        10.6 Buyer shall have received a certificate of search for all UCC liens or other liens against the Property which it deems necessary, certified on or about the Closing Date, indicating that there are no liens or claims against Seller or the Property, or evidence satisfactory to Buyer that all such liens and claims shall be released at Closing.

        10.7 Buyer shall have received an audit report (with an unqualified opinion) and an agreed upon procedures report issued by its independent certified public accounting firm with respect to the Business, which reports shall confirm in all material respects (i) the financial information and results of operations previously provided by Seller to Buyer and (ii) the findings by Buyer in its due diligence investigations.

        10.8 Seller (and any Shareholders owning an equity interest in the fee title to the real estate) and Buyer are mutually obligated to negotiate a lease of the Michigan warehouse operation and the Eastern Michigan University retail store on financial terms based on the amounts shown on the current Financial Statements, with annual cost of living adjustments based on increases in the consumer price index (including an initial increase from the 12 months preceding Closing), and a term of five (5) years with options to renew for one additional period of five (5) years at market rent.

        10.9 Wayne County Community College and Concordia College shall have consented and approved to assignments of the operating agreements with Michigan

Book, the terms of which are satisfactory to Buyer in all material respects determined in Buyer's sole and absolute discretion, which terms shall include an agreement by Seller to complete the improvements required under the current operating agreement..

If any one or more of the conditions precedent set forth in this Section shall not be in effect or complied with on the Closing Date, Buyer may, by written notice to Seller, either cancel this Agreement and all obligations of Buyer hereunder, or Buyer may execute a written waiver of compliance with any one or more of the said conditions precedent and close this transaction; provided if compliance can be achieved by the payment of a readily ascertainable and specific amount of money, Buyer may deduct such amount from the proceeds otherwise due to Seller at Closing and proceed with Closing. If compliance by Seller with the conditions noted in Buyer's written waiver of compliance cannot be achieved by the payment of a readily ascertainable and specific amount of money, then Buyer is prohibited after Closing from seeking Damages resulting from such condition in accordance with ARTICLE 12 hereof.

        11. CONDITIONS TO SELLER'S OBLIGATIONS. All obligations of Seller under this Agreement are subject to the fulfillment prior to or at Closing of each of the following conditions:

        11.1 The representations and warranties of Buyer contained in this Agreement shall be true at the Closing as though such representations and warranties were made at such time; and

        11.2 Buyer shall have performed and completed all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

        11.3 Buyer shall make all deliveries described in SECTION 9.2 of this Agreement.

        12.   INDEMNIFICATIONS; SETOFF.

        12.1 INDEMNIFICATION OF BUYER. Subject to the limitations set forth in this ARTICLE 12, from and after the Closing, Seller and Shareholders, and each of them jointly and severally, covenant and agree to reimburse and indemnify and hold Buyer harmless from, against and in respect of any and all Damages (as defined in SECTION 12.4 hereof) asserted against, imposed upon or incurred by Buyer by reason of or resulting from any of the following, including, without limitation, any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) arising out of or resulting from:

               (a) Any misrepresentation or omission, breach of warranty or nonfulfillment of any covenant or agreement of Seller and/or Shareholders under this Agreement, including without limitation, the Disclosure Schedule, or any other written agreement, statement, list, certificate or other instrument furnished to Buyer by or on behalf of Seller and/or Shareholders pursuant to this Agreement;

               (b)  Any  breach  by  Seller  or   Shareholders   of  pre-closing
obligations described in ARTICLE 7 hereof, provided that Buyer shall assert such Claim(s) within eighteen (18) months after the Closing Date;

               (c) Any violation of laws (including without limitation environmental laws), which violations arise from or relate to Seller's operations prior to, or the conditions of the Property at the time of, Closing, except for those violation of laws (i) which are set forth on the Disclosure Schedule or (ii) which are unknown to Seller and Shareholders and are discovered by Buyer prior to Closing to be a violation of law prior to Closing;

               (d) Obligations with respect to employees of Seller under any retirement, pension or profit sharing plan, incentive, bonus, deferred compensation, severance, medical, life insurance or other plan or vacation, holiday or sick leave policy relating to any time prior to Closing, and in particular obligations for medical or life insurance benefits of any former or retired employees or their dependents.

               (e) Any right to payment, whether or not the right is reduced to judgment, liquidated, fixed, matured, disputed, secured, legal or equitable, asserted against the Seller and received by Buyer or an agent appointed by Buyer for that purpose, under the California Uniform Commercial Code - Bulk Sales Law (the "Act") pursuant to the notice given in accordance with Sections6104(b) and 6105 of the Act.

Any incident, amount or omission described under paragraphs (a), (b), (c), (d) or (e) above are herein referred to as a "Claim".

        12.2 METHOD OF ASSERTING CLAIMS, ETC. Buyer will give prompt written notice to Seller of any Claim which it discovers or of which it receives notice and which might give rise to Damages under SECTION 12.1 hereof, stating the nature, basis and (to the extent known) amount thereof. If the Claim under
SECTION 12.1 involves a suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding, Seller shall be entitled to participate therein, and, to the extent desired by Seller, to assume the defense thereof, and after notice from Seller to Buyer of the election so to assume the defense thereof, neither Seller nor Shareholders will not be liable to Buyer for any legal or other expenses subsequently incurred by Buyer in connection with the defense thereof, unless Seller or Shareholders do not actually assume the defense thereof following notice of such election. Buyer and Seller will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. Buyer will not settle any Claim and incur any Damages without the written consent of Seller (or the appropriate Seller), which consent shall not be unreasonably withheld. Buyer and/or Seller or Shareholders, as the case may be, shall assign to the party(ies) paying such Claim all right, title and interest in any Claim which is paid hereunder.

        12.3 RIGHT OF SETOFF. In order to secure Seller's and Shareholders' obligations pursuant to this Agreement, Buyer shall have the right to offset its

Damages against the Deferred Consideration described in SUBSECTION 1.1 C hereof, provided, however, that the amount of Damages that Buyer may be entitled to recover from Seller or Shareholders pursuant to this right of indemnity shall not be limited to the Deferred Consideration, and Buyer shall have the right to pursue any other remedies at law or in equity to which it may be entitled. Notwithstanding any other provision in this Agreement to the contrary, and pursuant to the terms of the Final Escrow Agreement, Buyer may instruct the escrow agent to withhold payment of any portion of the Deferred Consideration at the expiration of the six (6) month and one (1) year periods described in SUBSECTION 1.1 C hereof which Buyer reasonably estimates may be required to offset Damages which it may incur based on Claims which have been made known to Buyer on or prior to such date.

        12.4 DAMAGES. "Damages" as used in this ARTICLE 12 shall mean demands, claims, actions or causes of action, assessments, losses, damages, liabilities, judgments, settlements, fines, out of pocket costs and expenses, including, without limitation, interest and penalties, and reasonable and actual attorneys' fees, disbursements and expenses. "Damages" shall not include (i) any loss reimbursed to Buyer from any insurance proceeds in connection with such loss or damage to the extent of such reimbursement, and Buyer shall use its best efforts to cause any such insurance policies to contain waiver of subrogation rights against Seller and Shareholders; nor (ii) an aggregate amount of Damages up to, but not exceeding, Five Thousand Dollars ($5,000).

        13. DEFAULT. In the event of default by Seller or Shareholders prior to the Closing Date, Buyer shall give written notice to Seller describing the default, and if such default is not cured within a reasonable period of time not to exceed thirty (30) days after receipt of such notice, Buyer shall have the option to rescind this Agreement in addition to all other remedies at law or in equity arising from such default, including the remedy of specific performance. If the transaction described in this Agreement fails to close because of (i) the occurrence of a material adverse change or event to the Business, (ii) a breach by Seller or Shareholders of the representations and warranties contained in this Agreement other than SECTION 5.16; (iii) a material breach of the representations and warranties set forth in SECTION 5.16 hereof; (iv) a condition to Closing set forth in SECTION 10.1 hereof is not satisfied by Seller or Shareholders, (v) the condition to Closing with respect to completion of Buyer's due diligence as stated in SECTION 10.7 is not satisfied, or (vi) the condition to Closing with respect to operating agreements with Wayne Community College and Concordia College as stated in SECTION10.9 is not satisfied, the Deposit shall be refunded to Buyer. If Buyer fails to close for any other reason, the Deposit shall be paid to Seller as liquidated damages.

        14.    MISCELLANEOUS.

        14.1 SURVIVAL. All statements made by Seller and Shareholders herein, including the Disclosure Schedule, or contained in any certificate or other instrument delivered by or on behalf of Seller or Shareholders pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller and Shareholders hereunder. All representations, warranties, agreements, covenants and indemnifications made by Seller and Shareholders in this Agreement, specifically including, without limitation, the right to indemnification and setoff, or in any document delivered pursuant hereto shall survive the Closing; provided, however, that the representations and warranties by Seller and Shareholders set forth in the following subsections of SECTION 5 hereof shall only survive for a period of eighteen (18) months after the Closing Date: 5.3, 5.4(C), 5.5, 5.6, 5.7, 5.8, 5.9, 5.11, 5.12, and SECTIONS 5.15 through 5.23, inclusive, and provided further, that the representations and warranties set forth in the following subsections of SECTION 5 shall survive indefinitely after the Closing Date: 5.2, 5.4(A), 5.4(B), 5.10, 5.13 AND 5.14. Notwithstanding the foregoing survival periods with respect to the representations and warranties of SECTION 5 hereof, any condition described in the written waiver of compliance executed by Buyer pursuant to SECTION 10 hereof shall not survive Closing.

        14.2 NOTICES. All notices, consents, waivers or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date (i) delivered by hand (with written confirmation of receipt),
(ii) sent by telecopier (with written confirmation of receipt) with a copy mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), to the person and address set forth below:

        If to Seller or Shareholders:   Michigan College Book Company, Inc. and
                                        Ned's Berkeley Book Company, Inc.
                                        c/o McKinley Associates, Inc.
                                        Attn:  Ronald N. Weiser
                                        320 N. Main, Suite 200
                                        P.O. Box 8648
                                        Ann Arbor, MI  48104-8648
        Facsimile No.:                  734-769-8760

        with a copy to:      Stephen G. Palms, Esq.
                             Miller, Canfield, Paddock & Stone
                             1400 North Woodward, #100
                             Bloomfield Hills, MI 48304
        Facsimile No.:       248-258-3036

or to such other person or address as Seller may designate in writing.

        If to Buyer:         Nebraska Book Company, Inc.
                             Attention:  Mark W. Oppegard, President
                             4700 So. 19th Street
                             P. O. Box 80529
                             Lincoln, NE  68501-0529
        Facsimile No.:(402) 421-0507
        with a copy to:      Alan D. Slattery, Esq.
                             Rembolt Ludtke & Berger
                             1201 Lincoln Mall, Ste. 102
                             Lincoln, NE  68508
        Facsimile No.:       (402) 475-5087

or to such other person or address as Buyer may designate in writing.

        14.3 EXPENSES. Each party shall be solely responsible for, and shall pay all of its own expenses associated with the transaction described in this Agreement, including but not limited to its accounting, consultants, legal fees, and out-of-pocket expenses incurred in connection with this Agreement, or the transactions herein contemplated.

        14.4 COUNTERPARTS. This Agreement may be executed simultaneously in such counterparts as the parties may desire, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        14.5 ENTIRE AGREEMENT. All negotiations between the parties are merged in this Agreement and the Exhibits to this Agreement and there are no understandings or agreements other than those incorporated herein. This Agreement, together with the Exhibits and Schedules attached hereto and which are incorporated herein by this reference, constitute the entire agreement between the parties and no negotiations, warranties, covenants, promises or representations which are not contained in this Agreement shall have any force or effect. This Agreement supersedes any letter of intent or memorandum of understanding entered into between the parties or their predecessors. This Agreement may not be modified except by an instrument, in writing, duly executed by the parties.

        14.6 AMENDMENT AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default, misrepresentation, or breach of any warranty, covenant or agreement hereunder, whether intentional or not, shall be effective unless it is in writing, and no such waiver shall be deemed to waive any prior or subsequent default, misrepresentation, or breach of any warranty, covenant or agreement hereunder, or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        14.7 ADDITIONAL DOCUMENTS. Any party hereto shall deliver to the other party upon request any documents reasonably needed to effect the intent and purposes of this Agreement.

        14.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Seller and Buyer. In the event that Buyer causes the Property, the Leased Premises, or the Business of Seller to be transferred to some other party by liquidation, merger, or otherwise, the rights of Buyer may be enforced by such other party in its own name.

        14.9 INVALID PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

        14.10 EXPLANATORY PROVISIONS. The words "Buyer" and "Seller" and "Shareholders" shall be taken to include the parties hereto and their respective successors and assigns, and shall be taken in the plural sense whenever the context requires, and all pronouns used herein and referring to said parties shall be construed accordingly, regardless of the number or gender thereof. Headings of the various paragraphs herein are inserted merely as a matter of convenience and for reference and shall not be considered as in any manner defining, limiting, or describing the scope or intent of the particular paragraphs to which they refer or as affecting the meaning or construction of the language in the body of such paragraphs.

        14.11 CONFIDENTIALITY. The parties hereby ratify the Confidentiality Agreement dated March 23, 1999, between them, and further understand and agree that the terms of this Agreement are to be held in strictest confidence. Each party covenants and agrees with the other to make no public or private announcement or disclosure of the transactions contemplated herein except as authorized to do so in advance by such other party. After Closing, either party may make a public announcement with the consent of the other, provided that such consent shall not be unreasonably withheld.

        14.12 EXHIBITS. All Exhibits attached to this Agreement are incorporated herein and made a part of this Agreement.

        14.13 THIRD PARTY BENEFICIARIES/PARTIES IN INTEREST. This Agreement has been made and is made solely for the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement.

        IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

                                    SELLER:

WITNESS:                            MICHIGAN COLLEGE BOOK COMPANY, INC.,
                                    a Michigan corporation

By                                    By
--------------------------          ---------------------------------
                                       Fred Shure, President

WITNESS:                            NED'S BERKELEY BOOK COMPANY, INC.,
                                    a California corporation


By                                    By
--------------------------          -------------------------------
                                       Jason Shure, President

WITNESS:

By
--------------------------          -------------------------------
                                       Ned Shure

WITNESS:

By
--------------------------          -------------------------------
                                       Fred Shure

WITNESS:

By
--------------------------          -------------------------------
                                       Jack Barenfanger

                                    BUYER:

Attest:                             NEBRASKA BOOK COMPANY, INC., a Kansas
                                    corporation

By                                      By
-------------------------               -------------------------
Title:                                  Mark W. Oppegard, President

                              SCHEDULE OF EXHIBITS

EXHIBIT 1:     TRADE NAMES AND LOCATIONS OF BOOKSTORES AND WAREHOUSE

EXHIBIT 2:     GOOD FAITH DEPOSIT ESCROW AGREEMENT

EXHIBIT 3:     DEFERRED CONSIDERATION ESCROW AGREEMENT

EXHIBIT 4:     LIST OF EQUIPMENT, TOOLS, SUPPLIES, FURNITURE AND FIXTURES

EXHIBIT 5:     EXCLUDED ASSETS

EXHIBIT 6:     INVENTORY VALUATION METHODOLOGY

EXHIBIT 7:     ASSUMED LIABILITIES

EXHIBIT 8:     DISCLOSURE SCHEDULE

EXHIBIT 9:     FINANCIAL STATEMENTS

EXHIBIT 10:    SUPPLY AND SERVICE CONTRACTS OF SELLER

EXHIBIT 11:    OPINION LETTER

EXHIBIT 12:    NONCOMPETITION AND CONSULTING AGREEMENT



EXHIBITS 1 THROUGH 11 TO THE AGREEMENT OF SALE HAVE BEEN OMITTED FOR PURPOSES OF FILING EXHIBIT 2.1 TO THE FORM 8-K. SUCH EXHIBITS WILL BE MADE AVAILABLE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.


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                                   EXHIBIT 12

                     NONCOMPETITION AND CONSULTING AGREEMENT


               This Agreement ("Agreement") is made this November __, 1999, among NEBRASKA BOOK COMPANY, INC., a Kansas corporation ("Nebraska Book"), and ________________ ("Covenantor").

                                    RECITALS

               A. Concurrent with the execution hereof, Nebraska Book has purchased substantially all of the assets and goodwill of Michigan College Book Company, Inc., a Michigan corporation ("Michigan Book"), and Ned's Berkeley Book Company, Inc., a California corporation ("Ned's Book"), pursuant to the terms of an Agreement of Sale dated September ___, 1999, by and between Nebraska Book (as "Buyer" thereunder), Michigan Book, Ned's Book (Michigan Book and Ned's Book are individually and collectively referred to therein and herein as "Seller"), Fred Shure, Ned Shure, and Jack Barenfanger (individually and collectively referred to as "Shareholder" thereunder and hereunder) (the "Purchase Agreement").

               B. Seller operates college bookstores engaged in the sale of books, apparel and general merchandise, which stores are located at the addresses listed on Exhibit A attached hereto and incorporated herein by this reference, and conducts a used college textbook wholesale business, and related administrative activities, which together with the goodwill and going concern value thereof are collectively referred to as the "Business";

[              C.  Covenantor has a financial interest in Seller, and Covenantor
has  had  access  to  and/or   acquired  certain   confidential and  proprietary
information related to the Business;] and

               D. As a condition of the Purchase Agreement, Nebraska Book intends that Covenantor not engage in any business activity which competes with the Business on the terms set forth herein, and in order to induce Nebraska Book to effectuate the Purchase Agreement, Covenantor agrees to the covenants contained herein.

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. Recitals. The recitals set forth above are a material part of this Agreement and are incorporated herein by this reference.

               2. Term. The term of this Agreement shall be five (5) years, commencing on the date of execution hereof

               3. Consideration. In consideration of the duties and obligations of Covenantor hereunder, Covenantor acknowledges receipt of the consideration paid and benefits received under the Purchase Agreement at closing as full and adequate consideration therefor.

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

               4. Non-Compete and Non-Interference Agreement. (a) Nebraska Book desires to preserve the goodwill of the Business by preventing Covenantor from engaging in certain activities competitive with Nebraska Book in the operation of the Business which would diminish the value of the Business. Therefore, Covenantor covenants and agrees that for five (5) years from and after the date hereof, Covenantor will not separately or on behalf of or in conjunction with any other person or entity, either directly or indirectly, own, be employed by, render consulting services to, manage, operate, join, control or participate in the ownership, management, operation or control of, or lease any real or personal property to, any bookstore or college apparel business, or any related services or retail businesses, competing with the Business, within fifteen (15) miles in any direction from any of the retail locations described on Exhibit A (the "Restricted Area"), other than to or with respect to Nebraska Book. It is understood and agreed that the foregoing sentence is intended to prevent Covenator from soliciting customers and from competing with Nebraska Book for the business of its customers and clientele services in the Restricted Area; provided, however, that nothing contained herein shall prohibit Covenantor from owning less than two percent (2%) of the stock of any publicly traded company. The parties hereby stipulate that the time period and area covered by this Agreement are reasonable under the circumstances.

               (b) Covenantor agrees that , for the term set forth in Section 2 hereof, Covenantor shall not, directly or indirectly, either for Covenantor or on behalf of any other person, (i) solicit or induce, or attempt to solicit or induce, any employee or officer of Nebraska Book or the Business for the purposes of employing him or her or obtaining his or her services for hire or otherwise causing him or her to leave his or her employment with the Nebraska Book or the Business, or in any way interfere with the relationship between Nebraska Book and any employee of Nebraska Book, or (ii) induce, or attempt to induce, any person that is a customer, supplier or business relation of Nebraska Book or the Business to cease doing business with Nebraska Book or the Business, or in any way interfere with the business relationship between any customer, supplier or business relation of Nebraska Book or the Business.

               5. Consulting. For a period of ninety (90) days after Closing, Covenantor agrees to be reasonably available to render and, if requested by Nebraska Book, to render such consulting services as Nebraska Book may reasonably request of Covenantor with respect to operating the bookstores and the Business, and the integration of the computer systems with that of Nebraska Book, and to respond to questions arising about the Business from Nebraska Book. Such services shall be rendered for no additional consideration.

               6. Trade Secrets. (a) Covenantor possesses certain confidential information which was sold to and are now owned by Nebraska Book related to the bookstore and apparel business, and which constitutes confidential trade secrets owned solely and exclusively by Nebraska Book, and its successors and assigns. All such confidential information is herein referred to as the "Confidential Information", and includes, without limitation, the following: (i) financial information, including operating statements, sales information, earnings and reporting systems, bookkeeping and accounting; (ii) customer lists and business plan, including growth plans and strategies; (iii) employee management related to the Business, including training manuals, employee identification and performance, compensation and incentives, employee selection and training techniques; (iv) pricing and marketing strategies and advertising policies; (v) proprietary rights in certain valuable trade names, service marks and trademarks; and (vi) manuals covering business practices and policies.

               (b) Confidential Information shall not include information which is or becomes available to the public through no breach of this Agreement.


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

               (c) Covenantor  covenants and agrees to keep secret, and not use, disclose or reveal, any portion of the Confidential Information to any person or entity other than (i) Nebraska Book and its authorized representatives; (ii) with the prior written consent of Nebraska Book to Covenantor; (iii) on a professional advisers of Covenantor on a need-to-know basis related to preparation and filing tax returns of Covenantor, provided that prior to disclosure, Covenantor shall advise the proposed recipient of the confidentiality requirements related to the Confidential Information; and (iv) as a consequence of a valid and enforceable order of a duly authorized regulatory body or court of competent jurisdiction. Covenantor shall have no right to use or to license the use of any name, mark or other intellectual property right associated with the Confidential Information. The covenants and agreements set forth in this section shall continue so long as such Confidential Information remains a trade secret of Nebraska Book and shall survive the termination of this Agreement.

               7. Severability. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, Nebraska Book and Covenantor agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

               8. Default; Remedies. The parties hereto agree that the remedy at law for any breach of any covenant in this Agreement will be inadequate and Nebraska Book shall be entitled to injunctive relief, including specific performance, and setoff, in addition to any other relief to which Nebraska Book is entitled at law or in equity.

               9. Binding Effect; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. The interest of Covenantor under this Agreement shall not be assignable, transferable, or subject to the claims of any creditor. The interests of Nebraska Book under this Agreement, either in whole or in part, may be assigned at its option to Nebraska Book or to any other party with an interest in any of the bookstore locations constituting the Business.

               10. Amendment. This Agreement may be amended at any time by a written instrument agreed to both by Nebraska Book and Covenantor.

               11. Contingencies. The parties understand and agree that, in the event the Purchase Agreement terminates or is cancelled as provided therein, this Agreement shall have no further force and effect and no compensation shall be paid by Nebraska Book to Covenantor. This Agreement does not depend upon the execution of a similar agreement with any other party to be enforceable.



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


               IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ATTEST:                             NEBRASKA BOOK COMPANY, INC., a Kansas
                                    corporation



________________________________    By _______________________________________
                                       Mark W. Oppegard, Its President

                                    COVENANTOR:



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